Exhibit 10.12
GULF COAST BUSINESS CREDIT
RECEIVABLES PURCHASE
AGREEMENT
RECOURSE
     THIS RECEIVABLES PURCHASE AGREEMENT (this “Agreement”), made and executed this 28th day of July, 2009, by and between AMERICAN LOCKER GROUP INCORPORATED (the “Company”) (Delaware Org. No. 0530801); and GULF COAST BANK AND TRUST COMPANY (“GCBC”).
     1. Definitions. Capitalized terms used in this Agreement shall have the meanings assigned to them in Schedule A attached hereto. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code.
     2. Sale and Acceptance of Receivables.
          2.1 Company agrees during the term of this Agreement to sell to GCBC as absolute owner, with full recourse against Company, such of Company’s Receivables as are listed from time to time on Schedules of Accounts, or otherwise offered for sale to GCBC by the Company. The sale of a Factored Receivable shall include all rights related to such Receivable and the proceeds thereof, including any letter of credit or other assurance or guaranty, all rights and remedies arising in connection therewith, any security interest or lien accessory thereto, all proceeds of insurance and any returned inventory or merchandise in connection with the Factored Receivable.
          2.2 Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Receivables as GCBC shall from time to time request. Unless otherwise approved by GCBC, the invoice for a Receivable must set forth, as the sole address for payment, the Lockbox Address, or if payment is to be by wire transfer, by ACH transfer to a controlled account at GCBC, with notation of the invoice number being paid. In addition, except as otherwise may be agreed in writing by GCBC, the payment terms of any Receivable offered for purchase must be NET 30 DAYS.
          2.3 GCBC may, but need not purchase from Company, such Receivables as may be offered for sale to GCBC. The election to purchase any Receivable offered for sale shall be in GCBC’s sole and absolute discretion. GCBC shall have no obligation to purchase any Receivable from Company, regardless of any course of conduct or past purchases of Receivables by GCBC.
          2.4 The purchase price for each Receivable purchased hereunder shall consist of and be paid by the Initial Payment and any Residual Payment due under Section 3.2 after any deductions for Discounts and other amounts payable with respect to such Factored Receivable or other Obligations as herein provided. The sale of each Factored Receivable shall be deemed perfected and absolute upon the payment by GCBC of the Initial Payment therefor. GCBC’s books and records shall be conclusive evidence of such payment, absent manifest error.
          2.5 Subject to the terms and conditions of this Agreement, GCBC is authorized to purchase Receivables upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Company.
     3. Payment of Purchase Price.
          3.1 The Initial Payment for each Factored Receivable shall be paid to the Company by check, by electronic transfer or deposit to a Company operating account, or by debit to the Reserve Account. The amount of any Initial Payment may be reduced by set off against any Obligations then due and payable (including charge back items hereunder, such as Repurchase Price payments, Discounts and fee assessments).
          3.2 A Residual Payment for a Factored Receivable shall be payable by GCBC to Company unless otherwise provided herein, on the third (3rd) Business Day following the date GCBC receives and deposits the proceeds of collection of the subject Receivable in a collected amount equal to or greater than the GCBC Investment. No Residual Payment shall be payable on Factored Receivables unless and until GCBC has collected from the Account Debtor, or from Company if obligated to repurchase, an amount equal to the GCBC Investment. GCBC may charge back to Company’s Reserve Account or other deposit accounts the amount of any Residual Payment for which credit has been given where the check given in payment of the Factored Receivable is not honored in full upon presentment. GCBC shall be entitled to withhold payment to the Company of the Residual Payment for a Factored Receivable if an Event of Default exists, if it is determined that it is an Ineligible Receivable or if GCBC in its sole and absolute discretion believes that such balance should be held in the Reserve Account to provide adequate available balances for existing or potential charges against the Reserve Account.
          3.3 The parties agree that, without the prior written consent of GCBC, the GCBC Investment in Factored Receivables hereunder (exclusive of discounts, fees, interest and other compensation) shall not exceed the Facility Limit, and any such excess shall be paid by Company to GCBC on demand so as to reduce the total GCBC Investments (excluding Discounts and fees) to an amount not in excess of the Facility Limit.
     4. Reserve Account.
          4.1 GCBC shall establish in the Company’s name an internal accounting account, referred to herein as the Reserve Account, and shall furnish the Company with advices of all credits and debits entered in the Reserve Account. The Company’s Reserve Account may be charged by GCBC from time to time, and at its sole and absolute discretion, without notice, and whether or not an Event of Default exists, for any Obligation directly or indirectly owing by the Company to GCBC, including without limitation any Discount, fee, Repurchase Price or indemnity payment or other liability.
          4.2 Upon termination of this Agreement GCBC may retain the Reserve Account (i) for ninety (90) days thereafter to be applied to payment of any Obligations that were unknown to GCBC at the time of termination, and (ii) on a continuing basis thereafter until such time as Company has executed and delivered to GCBC a general release in the form of Schedule C hereto.

     5. Fees and Discounts.
          5.1 Company will pay to GCBC an amount equal to the Fixed Discount in connection with each purchase of a Factored Receivable. Such amount is non-refundable, fully earned upon the purchase of a Factored Receivable, and is not subject to reimbursement, regardless of any retransfer or repurchase of the Receivable following its original sale to GCBC. The Fixed Discount shall be payable on the Accrual Termination Date, unless the Factored Receivable is declared by GCBC to be an Ineligible Receivable. In such a case, the Fixed Discount is payable on the Repurchase Due Date.
          5.2 Company shall pay to GCBC a Variable Discount, which shall accrue on each Factored Receivable for each day in the period beginning on the Initial Payment Date up to and including the date that is two (2) business days following the date on which GCBC has collected, in cash, from the Account Debtor, or been paid by the Company (by Reserve Account adjustment, Company reimbursement or otherwise) an amount equal to the GCBC Investment (the final accrual date for a Receivable, the “Accrual Termination Date”). Discharge of a Receivable in any bankruptcy proceeding shall not constitute payment for purposes of this Section 5.2, and Variable Discounts shall continue to accrue until GCBC has been paid an amount equal to the GCBC Investment. In the case of Receivables that are repurchased by the Company, the Accrual Termination Date shall be the date that is three (3) business days following the date on which the Repurchase Price is paid by the Company. The daily Variable Discount that accrues on a Factored Receivable shall equal the Initial Payment times the applicable Daily Variable Discount Rate. The Variable Discount on each Factored Receivable shall be payable on the earlier to occur of (i) the Accrual Termination Date, or (ii) the Repurchase Due Date.
          5.3 Each Schedules of Accounts, along with all required supporting documentation, shall be submitted to GCBC no later than 10:30 A.M. Central Time. In the event that Company submits a Schedule of Accounts later than 10:30 A.M. Central Time and requests same day processing, the Company shall pay to GCBC a late scheduling fee, as determined by GCBC in its sole discretion, in an amount no less that $100.00 per late schedule, up to one percent (1%) of the Gross Amount of the Receivables on such schedule. In the event that the processing of the Schedule of Accounts is held until the following business day, either at the request of the Company or at the discretion of GCBC, no late scheduling fee shall apply. Company shall pay to GCBC the out-of -pocket expenses directly incurred by GCBC in the administration of this Agreement such as wire transfer fees, postage, lockbox and audit fees.
          5.4 In the event that Company fails to deliver to GCBC any payment or proceeds that it may receive with respect to any Receivable, within the three (3) Business Day delivery deadline provided herein, Company will pay to GCBC a Misdirected Payment Fee equal to fifteen (15%) percent of the misdirected payment or proceeds, payable immediately upon its failure to timely deliver such item. Company’s agreement to pay such a fee and GCBC’s acceptance of such a fee shall not be deemed a waiver or acquiescence by GCBC of Company’s obligation to promptly deliver to Lender’s possession all collections on all Receivables no later than the next Business Day.
          5.5 The Company will be assessed a fee (the “Late Repurchase Fee”), in the amount set forth in the definition of Late Repurchase Fee, with respect to any Factored Receivable that either (i) is not repurchased in full by Company on or before the ninetieth day following the Initial Payment Date, or (ii) that has not been paid in cash and in full by the Account Debtor, on or before the ninetieth day following the Initial Payment Date. The Late Repurchase Fee may be assessed, at GCBC’s election, by charge back to the Reserve Account.
     6. Repurchase of Receivables; Charge Rights Against Reserve Account.
          6.1 GCBC may require that Company repurchase any of the following Factored Receivables, by payment of a price equal to the amount of the GCBC Investment in the related Factored Receivable, less the amount of any collections received by GCBC from the Account Debtor (such amount, the “Repurchase Price”), on demand at any time on or after the Repurchase Due Date, in cash, or, at GCBC’s option, by GCBC’s charge to the Reserve Account. GCBC’s election to charge the Reserve Account for such payment shall be deemed to be its election to require such repurchase. Such Factored Receivables include:
               6.1.1 Any Factored Receivable, the payment of which has been disputed by the Account Debtor obligated thereon, GCBC being under no obligation to determine the bona fides of such dispute;
               6.1.2 Any Factored Receivable for which Company has breached its warranty under Section 11 hereunder;
               6.1.3 Any Factored Receivable owing from an Account Debtor which, in GCBC’s reasonable credit judgement, has become insolvent;
               6.1.4 All Factored Receivables upon the occurrence of an Event of Default, or upon the termination date of this Agreement; and
               6.1.5 Any Factored Receivable for which GCBC has not received from the Account Debtor payment in cash equal or greater than the GCBC Investment on before the Repurchase Due Date
(all such Factored Receivables described in 6.1.1 through 6.1.5, herein, “Ineligible Receivables”). In addition to the other payment methods provided above, GCBC, at its sole option and discretion, may effect payment of any Repurchase Price payment by reducing the amount of any Initial Payment paid for any future purchase price due to the Company in connection with the purchase by GCBC of other Factored Receivables.
          6.2 GCBC shall retain its security interest in any Receivable that has been repurchased by Company. Repurchase shall not be deemed to have occurred until the Repurchase Price has been paid in full, and GCBC shall remain the owner of such Receivable until that time.
          6.3 Any repurchase of a Receivable under this Agreement shall be without recourse to GCBC, and without any warranty or representation, express or implied, and Company waives in connection with any retransfer any and all such warranties, including any warranties of presentment, transfer or otherwise, any warranty concerning the solvency of any Account Debtor, the existence of any right or the absence of any defenses to payment, under the Uniform Commercial Code, the laws of the State of Texas, or otherwise.

     7. Authorizations to GCBC.
          7.1 Company hereby irrevocably authorizes GCBC at Company’s expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of GCBC or Company, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to any Factored Receivables, other Receivables or the proceeds thereof, (b) take or bring, in the name of GCBC or Company, all steps, actions, suits or proceedings deemed by GCBC necessary or desirable to effect collection of or other realization upon the Receivables, (c) pay any sums necessary to discharge any lien or encumbrance which is senior to GCBC’s security interest in the Collateral, which sums shall be included as Obligations hereunder, (d) file in the name of Company or GCBC or both, (1) mechanics lien or privileges or related notices or (2) claims under any payment bond, in connection with goods or services sold by Company , (e) notify any Account Debtor obligated with respect to any Receivable, that the underlying Receivable has been assigned to GCBC by Company and that payment thereof is to be made to the order of and directly and solely to GCBC, and (f) communicate directly with Company’s Account Debtors to verify the amount and validity of any Receivable created or acquired by Company. Company further hereby irrevocably authorizes GCBC at Company’s expense at any time following an Event of Default to exercise any of the following powers until all of the Obligations have been paid in full: (f) change the address for delivery of mail to Company and to receive and open mail addressed to Company, and (g) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Receivables and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Company by such Account Debtor), without affecting any of the Obligations.
          7.2 The Company authorizes GCBC at any time and from time to time to file any initial financing statements and amendments thereto that (a) describes the Collateral; (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment; (c) contain a notification that the Company has granted a negative pledge to GCBC, and agreed not to assign or encumber its Collateral, and that any subsequent lienor or claimant may be tortuously interfering with GCBC’s rights; and (d) advises third parties that any notification of Company’s Account Debtors will interfere with GCBC’s collection rights.
          7.3 Company authorizes GCBC to accept, indorse and deposit on behalf of Company any checks tendered by an account debtor “in full payment” of its obligation to Company. Company shall not assert against GCBC any claim arising therefrom, irrespective of whether such action by GCBC effects an accord and satisfaction of Company’s claims, under §3-311 of the Uniform Commercial Code, or otherwise.
          7.4 In order to satisfy any Obligations, GCBC is hereby authorized by Company to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Company wherever located.
     8. Security Interest.
          8.1 As collateral securing the Obligations, Company grants to GCBC a continuing first priority security interest in and to the Collateral.
          8.2 Notwithstanding the creation of the above security interest, the relationship of the parties with respect to the Factored Receivables (until the completion of any repurchase thereof by Company and the payment of the Repurchase Price therefor) shall be that of purchaser and seller of the Factored Receivables, and not that of lender and borrower.
     9. Financial Statements.
          9.1 At all times during the term of this Agreement, Company will, unless GCBC shall otherwise consent in writing, furnish to GCBC:
               9.1.1 Financial Statements. Within ninety (90) days after the last day of each fiscal year of Company an internally prepared statement of income and a statement of cash flows of Company for such fiscal year, and a balance sheet of Company as of the last day of such fiscal year. Within forty five (45) days after the last day of each fiscal quarter of Company, an internally prepared statement of income and statement of cash flows of Company for such fiscal quarter, and an internally prepared balance sheet of Company as of the last day of such fiscal quarter. Company represents and warrants that each such statement will fairly present, in all material respects, the results of operations and the financial condition of Company as of the date set forth therein, all in accordance with generally accepted accounting principles.
               9.1.2 If requested by GCBC, an accounts receivable report, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on a Receivable.
               9.1.3 Copies of Company’s and each Guarantor’s state and federal income tax returns within thirty days of filing, including copies of its Form 941 returns and evidence of payment of all amounts due thereunder.
               9.1.4 If applicable, updated financial statements on each Guarantor of Company on an annual basis so that no financial statement for any Guarantor is more than thirteen months old.
               9.1.5 The Company shall also execute promptly upon GCBC’s request an Internal Revenue Service form 8821 or its equivalent in order to authorize GCBC to obtain information directly from, and communicate with, the Internal Revenue Service about the Company and the status of its taxes owing to the Internal Revenue Service.
     10. Covenants By Company.
          10.1 Company shall not, without the prior written consent of GCBC in each instance, (a) grant any extension of time for payment of any of the Factored Receivables, (b) compromise or settle any of the Factored Receivables for less than the full amount thereof, (c) release in whole or in part any Account Debtor under a Factored Receivable, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Factored Receivables. Notwithstanding the foregoing, Company shall have the right to compromise or settle any Factored Receivable up to a maximum amount of five percent (5.00%) of the face amount of such Factored Receivable.
          10.2 From time to time as requested by GCBC, at the sole expense of Company, GCBC or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of

Default, to all premises where Collateral is located for the purposes of inspecting (and removing copies, if after the occurrence of an Event of Default) any of the Collateral, including Company’s books and records, and Company shall permit GCBC or its designee to make copies of such books and records or extracts therefrom as GCBC may request. Without expense to GCBC, GCBC may use any of Company’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as GCBC, in its sole discretion, deems appropriate. Company hereby irrevocably authorizes all accountants and third parties to disclose and deliver copies to GCBC at Company’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Company.
          10.3 Before sending any invoice to an Account Debtor, Company shall mark same with a notice of assignment as may be required by GCBC.
          10.4 Company shall pay when due all payroll and other taxes.
          10.5 Company shall not create, incur, assume or permit to exist any lien upon or with respect to any Collateral now owned or hereafter acquired by Company other than in favor of GCBC.
          10.6 Company shall indemnify GCBC from any loss arising out of the assertion of any Avoidance Claim and shall pay to GCBC on demand the amount thereof. Company shall notify GCBC within two Business Days of it becoming aware of the assertion of an Avoidance Claim. This provision shall survive termination of this Agreement.
          10.7 The invoices related to all of the Receivables (whether or not Factored Receivables) shall set forth the Lockbox Address as its sole address for payment. Company shall establish a lock box (the “Lock Box”) with GCBC under GCBC’s exclusive control using the Lockbox Address and shall request in writing or otherwise take reasonable steps to ensure that all payments be sent directly to such Lock Box. Company agrees that it will deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into the Lock Box, or in the case of ACH wire transfers that it may receive, to immediately transfer such funds by wire transfer to a controlled account designated by GCBC. With respect to collections on Receivables that are not Factored Receivables (including repurchased Receivables) and for which no amounts are owing to GCBC, GCBC is irrevocably authorized and empowered to apply any and all proceeds of collection of such Receivables received by GCBC (at GCBC’s option, without obligation to do so) to the outstanding principal amount of, interest on, and other amounts owing in connection with the Obligations (in any order selected by GCBC). Company acknowledges and agrees (a) that all proceeds of collection of such Receivables by GCBC will not be segregated by GCBC and may be commingled with GCBC’s other funds, and (b) that GCBC shall have no duty (fiduciary or otherwise) with respect to the proceeds of collection of such Receivables except as specifically provided for in this Agreement. If GCBC either elects not to apply the proceeds of such collections to the Company’s Obligations, GCBC may retain possession of such collections as additional Collateral; provided, however, that if no Event of Default has occurred, GCBC shall release such collections to Company at the written request of Company within (3) Business Days following the clearance of such payment item and its receipt of Company’s request.
          10.8 Company shall not, without the prior written consent of GCBC in each instance, (a) change its legal name, or (b) merge or consolidate with any other entity.
11. Representations and Warranties.
     11.1 Company expressly warrants, represents and covenants as follows:
               11.1.1 the Company shall immediately notify GCBC in writing (i) upon it acquiring knowledge of any facts that would cause a Factored Receivable to become an Ineligible Receivable, (ii) of any material adverse change in Company’s financial condition or its businesses, and (iii) of any litigation or claims against Company which could materially affect the Company or its business operations, financial condition or prospects;
               11.1.2 the Company has good and indefeasible clear title to the Collateral, will convey clear title to all Factored Receivables to GCBC, and has the right, power and authority, subject to all applicable governmental regulations, to sell Factored Receivables hereunder, and to grant a security interest in the Collateral to GCBC, to sell Factored Receivables hereunder, and to grant a first priority security interest in the Collateral to GCBC;
               11.1.3 the Collateral is not subject to, and is free and clear of, any lien, claim, pledge, security interest or encumbrance of any kind, other than those granted to GCBC hereunder;
               11.1.4 the Company is properly licensed and authorized to operate its business under all applicable state and federal laws in the name designated for Company on the signature page of this Agreement;
               11.1.5 the Company will not assign, pledge, subordinate, give a security interest in or otherwise transfer any Collateral to any entity other than GCBC or its assigns;
               11.1.6 this Agreement is binding upon Company as well as upon Company’s successors, representatives and assigns, and is legally enforceable in accordance with its terms;
               11.1.7 The Company has conducted business under no name in the last five (5) years other than its name indicated herein, and uses no trade name or assumed name, excepts as follows: NONE;
               11.1.8 Company has not filed any petition under the Bankruptcy Code of the United States nor has any petition in bankruptcy been filed against Company; no application for appointment of a receiver or trustee for all or a substantial part of Company’s property is pending; and Company has made no assignment for the benefit of creditors; and
               11.1.9 Company shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Company or from otherwise conducting business with Company, or (b) fail to provide documentary and other evidence of Company’s identity as may be requested by Bank at any time to enable Bank to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
          11.2 The foregoing representations, covenants and warranties will run to the benefit of GCBC’s successors and assigns and will be continuing in nature and will remain in full force and effect until all obligations and sums owing to GCBC by Company have been fully performed, paid and satisfied, whether or not this Agreement is canceled or terminated. Company does hereby bind itself, its successors and assigns, to indemnify and hold GCBC (and its successors and assigns) harmless from any and all cost incurred by GCBC and its successors and assigns, including attorney’s fees and court costs, for breach of any warranty expressed in this Section.
     12. Representations Concerning Factored Receivables.
          12.1 Company represents and warrants that the Factored Receivables are and will remain:
               12.1.1 bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Company’s business;
               12.1.2 unconditionally owed and will be paid to GCBC without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;
               12.1.3 Not sales to an entity which is affiliated with Company or in any way not an “arms length” transaction.
          12.2 Company also represents and warrants that Company has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Factored Receivables.
     13. Default.
          13.1 Company will be in default of this Agreement upon the happening of any Event of Default.
          13.2 Waiver of Notice. COMPANY WAIVES ANY REQUIREMENT THAT GCBC INFORM COMPANY BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF COMPANY’S OBLIGATIONS HEREUNDER. FURTHER, GCBC’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY GCBC OF ITS CLAIM THERETO.
          13.3 Effect of Default
               13.3.1 Upon the occurrence of any Event of Default, in addition to any right GCBC has under this Agreement or applicable law, GCBC may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice and all Factored Receivables shall become Ineligible Receivables which Company is obligated to repurchase. Company hereby waives demand for payment of any Obligations, notice of nonpayment of any Obligations, notice that GCBC is making all Obligations immediately due, as well as all other notices, demands or presentations for payment.
               13.3.2 GCBC may commence and effect collection of any and all Collateral by whatever means GCBC deems reasonable and necessary, subject to applicable law, without recourse to judicial proceedings against Company.
     14. Survival. All representations, warranties and agreements herein contained on the part of Company shall be effective so long as Obligations remain outstanding.
     15. Severability of Provisions. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     16. Conflict. Unless otherwise expressly stated in any other agreement between GCBC and Company, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.
     17. Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.
     18. No Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which GCBC may have, nor shall any such delay be construed to be a waiver of any such rights, powers, or remedies, or any acquiescence in any breach or default hereunder, nor shall any waiver of any breach or default of Company hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to GCBC hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which GCBC would otherwise have. Any waiver by GCBC of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.
     19. Headings. Section headings and numbers have been set forth for convenience only.
     20. Waiver Of Trial By Jury. IN RECOGNITION OF THE HIGHER COSTS AND DELAY THAT MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM,

DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     21. Costs and Expenses; Interest.
          21.1 Company agrees to reimburse GCBC for all costs and expenses, including attorneys’ fees, which GCBC has incurred or may incur in negotiating, preparing, administering or enforcing this Agreement and any documents prepared in connection herewith; in protecting, monitoring, preserving or enforcing any lien, security interest or other right granted by Company to GCBC (including travel expenses of GCBC’s employees and agents), or arising under applicable law, whether or not suit is brought; in connection with any federal or state insolvency proceeding commenced by or against Company, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (iii) opposing confirmation of Company’s plan thereunder; and in connection with Company’s sale of the Factored Receivables and the grant of a security interest in and to the Collateral (and other Receivables) to GCBC, filing fees, public records searches, and other expenses directly related to the sale of the Factored Receivables and the perfection of the security interests of GCBC.
          21.2 Company acknowledges that the occurrence of an Event of Default will cause GCBC to expend substantial employee time in monitoring such default, and supervising any remedial action that may be taken by GCBC in connection therewith. Company agrees to reimburse GCBC for its reasonable internal costs in connection with an Event of Default, as determined and assessed by GCBC.
          21.3 All of the aforementioned costs and expenses which have been incurred on or prior to the execution hereof shall be paid contemporaneously with the execution hereof. Any such costs and expenses incurred subsequent to the execution hereof shall become part of the Obligations incurred, and payable on demand, and if not paid when due, shall accrue interest for each day outstanding at the rate equal to the lesser of the Prime Rate plus six percent or the highest nonusurious rate allowed by applicable law.
     22. Term; Effective Date
          22.1 This Agreement shall take effect on the Effective Date set forth on the signature page hereto and shall remain in full force for a period of twelve (12) months (the “Initial Term”). The Agreement shall be automatically extended and renewed for successive one (1) year periods following the Initial Term unless terminated by GCBC or the Company as hereinafter provided (each such one (1) year period, a “Renewal Term”). This Agreement may be terminated: (a) by Company at any time upon the giving of not less than ninety (90) days prior written notice of termination to GCBC, or (b) by GCBC at anytime upon thirty (30) days prior written notice of termination to Company, or, without notice by GCBC to Company if an Event of Default shall occur.
          22.2 Upon the effective date of termination, Company shall be obligated to repurchase all Factored Receivables for a repurchase price equal to the aggregate GCBC Investment on the date of repurchase, and all Obligations of Company to GCBC shall become immediately due and payable without further notice or demand irrespective of any maturity dates established prior thereto. No termination of this Agreement will in any way affect or impair any right of GCBC arising prior thereto or by reason thereof, nor will any such termination relieve Company of any duty to GCBC under, nor deny GCBC any benefit from, this Agreement or otherwise until all of Obligations have been fully discharged and all Factored Receivables have been repurchased or paid in the full amount of the GCBC Investment therein. In recognition of the GCBC’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, as well as all indemnities of Company with respect to dishonored payment items and Avoidance Claims, notwithstanding payment in full of all Obligations by Company, GCBC shall not be required to record any terminations or satisfactions of any of GCBC’s liens on the Collateral unless and until Company has executed and delivered to GCBC a general release in the form of Schedule C hereto. Company understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.
          22.3 In the event that (i) this Agreement is terminated by the Company prior to the lapse of the Required Termination Period, or (ii) written notice of termination by the Company is received by GCBC outside of a Voluntary Termination Period (whether or not the ninety day Required Termination Period has occurred), or (iii) by GCBC at any time following an Event of Default, Company will pay to GCBC a termination penalty equal to the total Discounts accruing under this Agreement for the ninety day period prior to the date of termination.
     23. Indemnification and Release.
          23.1 The Company shall indemnify, defend and hold GCBC and its successors and assigns harmless from and against all loss, claims and damages arising from (i) any breach of any warranty or representation hereunder; (ii) any action or inaction or liability of the Company with respect to any Receivable, including any collection action, usury claim, violation of consumer credit, truth in lending, equal credit opportunity or unfair trade practice laws; or (iii) the manufacture, sale, possession or use of, or otherwise relating to, goods, or the performance of services, associated with or relating to any Receivable. Nothing herein shall constitute an assumption by GCBC of any liability of the Company under any Receivable, including any liability to deliver goods, render services, or to answer for any deficiencies with respect thereto, and Company shall remain fully liable therefor.
          23.2 Company hereby releases and exculpates GCBC, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct. In no event will GCBC have any liability to Company for lost profits or other special or consequential damages. Without limiting the generality of the foregoing, Company releases GCBC from any claims which Company may now or hereafter have arising out of GCBC’s endorsement and deposit of checks issued by Company’s customers stating that they were in full payment of an account, but issued for less than the full amount which may have been owed on the account.
          The provisions of this Section 23 shall survive the termination of this Agreement and the payment in full of the Obligations.

     24. State Law; Jurisdiction. This Agreement is accepted, made and will be governed by the laws of the State of Texas without regard to conflict of laws principles. Unless otherwise elected by GCBC, venue and jurisdiction will be exclusively in the state or federal district courts in Harris County, Texas.
     25. Miscellaneous. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter herein and merges all prior discussion between them. Company may not assign any of its rights or obligations hereunder without the prior written consent of GCBC; however, GCBC may assign any of its rights and remedies. GCBC may assign its rights and remedies including assignments for financing and/or collateralization purposes and may grant participation interests to assignees, without further notice to or consent by Company, all rights to receive such notice being hereby waived. Company consents to GCBC or its assignees conducting a comprehensive due diligence review and financial history investigation relating to Company.
     26. Notice.
          26.1 All notices required to be given to any party shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.
          26.2 For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

(a)	If to GCBC:	Gulf Coast Business Credit
200 St. Charles Avenue, Fourth Floor
New Orleans, Louisiana 70130
Phone No. 504-412-2029
Facsimile No. 504-412-2040

(b)	If to the Company:	American Locker Group Incorporated
815 S. Main Street
Grapevine, Texas 76051
Phone No. 817-329-1600
Facsimile No. 817-481-3993
     27. Determination of Initial Payment and Residual Payment. The Purchase Price of the Factored Receivables has been approved and verified by the Company and represents the fair market value of an “account purchase transaction” as that term is defined in the Texas Finance Code. The parties acknowledge that the purchase of Factored Receivables by GCBC constitutes an outright conveyance and sale by Company to GCBC. Nothing herein, or any course of dealing in the future, with respect to any transactions consummated pursuant to this Agreement shall be construed to be anything other than an outright purchase and sale of the applicable Factored Receivables. All right, title and interest of Company in any Factored Receivables will be conveyed to GCBC immediately upon the payment of the Initial Payment therefor, and the payment of the Initial Payment therefor will constitute consideration for the sale of the applicable Factored Receivables and under no circumstances shall such transaction be construed as a loan and no consideration herein set forth is for the use, forbearance or detention of money.
     28. Provision Regarding Usury. Nothing herein shall be construed as to require the payment of interest except as specifically provided in Section 21.3; however, should a court of competent jurisdiction rule that any consideration paid hereunder is in fact or in law to be treated as interest, in no event shall Company be obligated to pay that interest at a rate in excess of the maximum amount permitted by law, and all agreements, conditions, or stipulations contained herein, if any, which may in any event or contingency whatsoever operate to bind, obligate, or compel Company to pay a rate of interest exceeding the maximum rate of interest permitted by law shall be without binding force or effect at law or in equity to the extent only of the excess of interest over such maximum rate of interest permitted by law. Also in such event, GCBC may “spread” all charges characterized as interest over the entire term of all transactions with Company and will refund to Company the excess of any payments made over the highest lawful rate. It is the intention of the parties hereto that in the construction and interpretation of this Agreement, the foregoing sentence shall be given precedence over any other agreement, condition, or stipulation herein contained which is in conflict with same.
     29. USA Patriot Act Notification. The following notification is provided to Company pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. This will affect the Company in several ways. When Company opens an account, if Company is an individual, Bank will ask for Company’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Company, and, if Company is not an individual, Bank will ask for Company’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Company. Bank may also ask, if Company is an individual, to see Company’s driver’s license or other identifying documents, and, if Company is not an individual, to see Company’s legal organizational documents or other identifying documents.
     30. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     IN WITNESS WHEREOF, the respective authorized officers of the parties have executed this Agreement effective as of the Effective Date set forth below.

GCBC:
GULF COAST BANK AND TRUST COMPANY
D/B/A GULF COAST BUSINESS CREDIT

/s/ Wade Hladky By: Wade Hladky
Title: Senior Vice President

COMPANY:
AMERICAN LOCKER GROUP INCORPORATED

By: /s/ Paul M Zaidins Name: Paul M. Zaidins
Title: President, Chief Operating Officer and Chief Financial Officer

Effective Date: July 28, 2009

Attachments:
Schedule A- Definitions
Schedule B- Form of Schedule of Accounts
Schedule C- Form of Release

SCHEDULE A- DEFINITIONS
          “Account Debtor” — the obligor on a Receivable.
          “Agreement” — This Receivables Purchase Agreement as modified or amended from time to time, and any exhibits or attachments to this Agreement.
          “Accrual Termination Date” — see Section 5.2.
          “Avoidance Claim” — any loss, damage or expense (including attorneys’ fees) incurred by GCBC as a result of a claim made at any time against GCBC for the repayment or recovery of any amount received by GCBC in payment of any Receivable by the payor or legal representative thereof (including a trustee in bankruptcy or assignee for the benefit of creditors) on the grounds of preference under the provisions of the Bankruptcy Code or any other federal or state insolvency law.
          “Business Day” — any day that GCBC is open for business at its offices in New Orleans, Louisiana.
          “Collateral” — all now owned and hereafter acquired (i) accounts, chattel paper, other Receivables, instruments (including promissory notes), investment property, documents, and general intangibles; including without limitation all reserve accounts, Residual Payments, credits and reserves, and letter-of credit rights, (ii) all deposit accounts; (iii) all equipment and inventory, and (iv) all proceeds from any of the foregoing.
          “Company” — see Preamble.
          “Daily Variable Discount Rate” means, for each day, an effective daily return based on the Prime Rate per annum, and equal to the greater of (a) (i) the Prime Rate per annum in effect on the close of business of such day (or the immediately preceding Business Day, if such day is not a Business Day), plus one and one-half of one percent (1.50%), divided by (ii) 360; or (b) (i) six and one-half of one percent (6.50%), divided by (ii) 360. Provided, following an Event of Default, the Daily Variable Discount Rate shall be an effective daily return equal to (i) eighteen percent (18%) per annum, divided by (ii) 360.
          “Discounts”— all Fixed Discounts and all Variable Discounts with respect to a Factored Receivable.
          “Event of Default” — (a) Company defaults in the payment of any Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with GCBC, or any warranty or representation contained herein proves to be false in any way, howsoever minor, (b) Company or any guarantor of the Obligations becomes subject to any debtor-relief proceedings, (c) any such guarantor fails to perform or observe any of such Guarantor’s obligations to GCBC or shall notify GCBC of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, (d) any Event of Default exists under any Related Party Documents, or (e) GCBC for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations. Notwithstanding the foregoing, an Event of Default shall not be deemed to have occurred unless GCBC shall have provided written notice of such default to the Company and such default is not cured within five (5) days following the date of such notice.
          “Facility Limit” — $2,500,000.00, less on each date of calculation, the Gross Amount of all outstanding Receivables that have been sold to GCBC by any Related Party on or before such date and which have not been fully paid by the account debtor thereunder of fully repurchased from GCBC.
          “Factored Receivable” — a Receivable which has been purchased by GCBC from Company hereunder.
          “Fixed Discount”— for each Factored Receivable, the Gross Amount of the Factored Receivable times the applicable Fixed Discount Percentage.
          “Fixed Discount Percentage” — for each Receivable, a percentage, based on the number of days in the period (for purposes of this definition, the “Discount Period”) starting with the Initial Payment Date and ending on the Accrual Termination Date. The percentage will be calculated as follows: (i) if the Accrual Termination Date occurs within ten (10) days of the Initial Payment Date, 0.20%; (ii) if the Accrual Termination Date occurs following the initial ten (10) day period, 0.20% PLUS an additional 0.20% for each successive ten (10) day incremental period that commences prior to the Accrual Termination Date.
          “GCBC” — see preamble.
          “GCBC Investment” — with respect to a Factored Receivable, the sum of (i) the Initial Payment, plus (ii) all Fixed Discounts, Variable Discounts, fees and charges owed by Company to GCBC relating to the Factored Receivable.
          “Gross Amount”— the gross amount of a Factored Receivable, based on the shortest payment terms, prior to any credits, discounts or allowances to which the Account Debtor is entitled.
          “Guarantor” — any present or future guarantor of the Obligations, in whole or in part, including Allen Tilley and Paul Zaidins.
          “Ineligible Receivables” — see Section 6.1.
          “Initial Payment” — for each Factored Receivable, the Net Face Amount less the Reserve Amount relating to that Factored Receivable.
          “Initial Payment Date” — with respect to any Factored Receivable, the date on which the Initial Payment for such Receivable is paid.
          “Late Repurchase Fee” — a fee equal to two percent (2.00%) of the Gross Amount of the applicable Factored Receivable. The fee shall be in addition to any other fees or discounts due GCBC.

“Lockbox Address” — the following address:	P.O. Box 203047 Houston, Texas 77216-3047
          “Misdirected Payment Fee” — fifteen percent (15%) of the amount of any payment on account of a Factored Receivable where said payment has been received by Company and not immediately delivered in kind by Company to GCBC within three (3) Business Days as required hereunder.
          “Net Face Amount” — the Gross Amount of a Factored Receivable, less all credits, discounts, and allowances to which the Account Debtor is entitled.
          “Obligations” — all Discounts, fees, repurchase payments, and other amounts due hereunder, together with any and all other present and future obligations owing by Company and/or any Related Party to GCBC, whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Company or any Related Party is a debtor, and all principal, interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to Company or any Related Party or incurred by GCBC in connection with any of the foregoing.
          “Person” — means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
          “Prime Rate” means, for each applicable date of calculation, the rate of interest announced in the Wall Street Journal on such date (or the immediately preceding Business Day, if such date is not a Business Day) as the “prime” rate of interest. In the event such rate is not published or available, GCBC may select a substitute interest rate index of comparable nature, as determined by GCBC in its sole reasonable discretion. The Prime Rate will be adjusted during the term of this Agreement on a daily basis. The Prime Rate is not necessarily the lowest rate charged by GCBC on loans or for variable discounts payable in connection with purchased receivables. If the above Prime Rate becomes unavailable during the term of this Agreement, GCBC may designate a substitute index after notifying Company.
          “Receivables” means any accounts, contract rights, chattel paper (electronic or written), notes, drafts, rental receivables, conditional sale contracts, general intangibles, payment intangibles, security agreements, installment paper, installment sales, revolving charge accounts, and other obligations for the payment of money, including inter-company accounts and notes receivable, and all documents, contracts, invoices and instruments evidencing or constituting the same and all security instruments and security agreements relating thereto, which are created, generated, acquired or otherwise owned by the Company, all property the sale or lease of which gives rise or purports to give rise to Receivables, all related letter of credit rights, all accessory rights, and all cash and non-cash proceeds thereof, including any merchandise returned or rejected by, or repossessed from, Account Debtors.
          “Related Party” means Security Manufacturing Corporation and/or American Locker Security Systems Inc.
          “Related Party Documents” means the Receivables Purchase Agreement between any Related Party and GCBC, together with all amendments thereto and all documents executed in connection therewith, as well as all other documents executed in connection with any Obligations of Related Party to GCBC.
          “Repurchase Due Date” means the ninetieth (90th) day following the invoice date of a Factored Receivable, for each Factored Receivable for which the Account Debtor has not made payment, in cash, to GCBC, in an amount greater than the GCBC Investment by the ninetieth (90th) day following the invoice date of the Factored Receivable. Any such Factored Receivable shall become an Ineligible Receivable on such date (unless it becomes an Ineligible Receivable prior to such date). Provided, if prior to that date a Factored Receivable becomes an Ineligible Receivable, the Repurchase Due Date shall be the date on which a Factored Receivable becomes an Ineligible Receivable, for any reason other than the failure of the Account Debtor to pay the GCBC Investment amount within ninety (90) days of invoice date. In the event that a Receivable is purchased, but constitutes an Ineligible Receivable, and such failure has not been expressly and knowingly waived by GCBC at the time of purchase, the Repurchase Due Date shall be deemed to be the date of GCBC’s purchase of the Receivable.
          “Repurchase Price” — see Section 6.1.
          “Required Termination Period” — is the ninety day period commencing on the date that GCBC receives notice of the Company’s intent to terminate. Requests for a payout statement in connection with a termination, subordination or assignment of GCBC’s interests in the Collateral shall be deemed to be a request to terminate this Agreement. Termination of this Agreement shall be deemed to have occurred upon the happening of: (i) the receipt by GCBC of the payment of all Obligations then outstanding, and (ii) the request by the Company for a subordination, termination, assignment or partial release of GCBC’s interests in the Collateral, or the actual filing of a termination, assignment or partial release of GCBC’s interests in the Collateral.
          “Reserve Account” — an account established in the records of GCBC (and not a segregated or separate account), pursuant to the provisions of Section 4 of this Agreement, to which GCBC shall credit the Net Face Amount of all Factored Receivables purchased by GCBC from the Company (calculated based on any and all credits, discounts available to the Company’s Account Debtors, and anticipations earned by the Company’s Account Debtors) and which GCBC shall debit with all purchase price payments or advances under this Agreement made to the Company or on its behalf; and against which GCBC may charge any Discounts and any other Obligations chargeable to the Company.
          “Reserve Amount” — means the Net Face Amount of any Factored Receivable, times the Reserve Percentage for such Factored Receivable.
          “Reserve Percentage” — initially fifteen percent (15.00%). This percentage may be increased or decreased by GCBC in its sole discretion at any time with respect to any Receivables that may be offered for sale hereunder, by written or verbal notice to Company prior to purchase.
          “Residual Payment”— with respect to any Factored Receivable, as of each date of calculation, means the aggregate amount collected by GCBC from the Account Debtor with respect to the Receivable, less the sum on such date of (i) the Initial Payment with respect to such Receivable, and (ii) all Discounts, fees and charges payable hereunder with respect thereto, including any attorneys fees and other costs of collection with respect thereto, to the extent unpaid by Company on the date of payment of the Residual Payment.
          “Security interest” — shall have the meaning provided in the Uniform Commercial Code, and shall include without limitation a purchase interest in Factored Receivables.
          “Schedule of Accounts” — A schedule substantially in the form of Schedule “B” annexed hereto sent by Company to GCBC evidencing Company’s offer to sell receivables.
          “Uniform Commercial Code” — the Uniform Commercial Code in effect in the State of Texas, as amended from time to time.
          “Variable Discount” — a discount on each Factored Receivable computed on the Initial Payment amount and accruing on a daily basis for each day of the period commencing on the Initial Payment Date until and including the Accrual Termination Date. The Variable Discount shall accrue daily, and for each day shall equal the product of the Daily Variable Discount Rate and the Initial Payment for such Factored Receivable. The total Variable Discount on a Factored Receivable shall equal the sum of all daily accruals commencing on the Initial Payment Date up to and including the Accrual Termination Date.
          “Voluntary Termination Period” — means the period at least sixty (60) days prior and not more than ninety (90) days prior to the end of the Initial Term or any Renewal Term, as the case may be.